Exhibit 99.1

Company Contacts: Gregg Bodnar Chief Financial Officer (630) 410-4633

Laurel Lefebvre Vice President, Investor Relations (630) 410-5230

Investors/Media Contacts: ICR, Inc. Allison Malkin/Alecia Pulman (203) 682-8225/(203) 682-8224

ULTA BEAUTY ANNOUNCES SECONDARY COMMON STOCK OFFERING BY SELLING

STOCKHOLDERS

Bolingbrook, IL – May 7, 2012 – Ulta Beauty [NASDAQ:ULTA] today announced an underwritten public offering of 7,000,000 shares of its common stock by certain entities associated with Mousse Partners. The underwriters have a 30-day option to purchase up to an additional 1,050,000 shares from one of the selling stockholders. Ulta will not receive any proceeds from the offering.

Goldman, Sachs & Co. and J.P. Morgan Securities LLC are serving as joint-book running managers, and William Blair & Company, L.L.C. and Piper Jaffray & Co. are serving as co-managers of the offering. The offering of securities is made only by means of a written prospectus and related prospectus supplement forming a part of the effective registration statement. When available, copies of the prospectus and prospectus supplement relating to this offering may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by calling toll-free 866-471-2526 or by emailing a request to prospectus-ny@ny.email.gs.com; or from J.P. Morgan Securities LLC, c/o: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling toll-free 866-803-9204.

The shares are being offered pursuant to an automatically effective registration statement filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of April 28, 2012, the Company operates 467 retail stores across 44 states.